Exhibit 99.1

May 18, 2020: 08:00am Eastern

Air Industries Group Announces Results for the first quarter of 2020.

Bay Shore, NY — (Business Wire) –May 18, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced its results for the first calendar quarter of 2020.

Highlights

●	Consolidated net sales for the three months ended March 2020 were $13.4 million a decline of $500,000 or (3%) compared to $13.9 million in 2019.

●	Consolidated gross profit for the three months ended March 2020 was $2.2 million a decline of $100,000 or (4%) from 2019. Gross profit as a percentage of sales remained unchanged.

●	Operating expenses for the three months ended March 2020 were $2.3 million an increase of approximately $200,000 or 9% compared to $2.1 million for 2019. The majority of the increase in operating costs results from additions to the reserve for doubtful accounts receivable.

●	Air Industries had an operating loss for the three months ended March 2020 of $(81,000) compared to an operating loss of $(63,000) in 2019.

●	Interest and financing costs for the three months ended March 2020 were $252,000 in fiscal 2020 a dramatic decline of $ 581,000 or 70% compared to $833,000 in 2019. The decline in interest expense reflects the significantly lower interest rates of the Company’s new credit facility with Sterling National Bank.

●	Net Income for the three months ended March 2020 was $ 1.1 million compared to a net loss in 2019. The increase in net income results solely from an income tax refund of $ 1.4 million arising from tax law changes in recent legislation. Absent this tax refund the net loss for three months ended March 2020 was approximately $356,000 an improvement of $639,000 or 64% compared with a net loss from continuing operations of $995,000 for 2019.

●	Adjusted EBITDA for the three months ended March 2020 was $894,000 million as shown in the table below. Adjusted EBITDA is a non-GAAP financial measure which is reconciled to the most directly comparable GAAP financial measure and is more fully defined in the below table.

2020
Net Income	$1,058
Add-backs to Ebitda
Interest	379
Taxes	(1,414)
Depreciation & Amortzation	687
Ebitda	710
Add-backs to Adjusted Ebitda
Bank Charges	44
Stock Compensation	140
Adjusted Ebitda	$894

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “It would be an understatement to say that economic conditions have changed dramatically since the beginning of the year. In spite of operational challenges, I am pleased that for the first quarter of 2020 Air Industries was able to maintain sales and profitability roughly equal to the prior year. As the quarter progressed, an increasing numbers of factory workers were unable to come to work and this impacted production. The Covid-19 pandemic became more severe in April, especially in New York. For several weeks in April one third of our factory staff was not at work. This had a negative impact on our production and shipments. Our business was also impacted by the closing for an extended period of several processing shops we utilize to finish our products. We made the decision that employees with the ability to work remotely should do so.

Recently we have seen absenteeism decline and the majority of our office employees have returned to work. Operations have improved, but have not recovered fully. We expect to see productivity continue to improve in the coming weeks.

The Corona Virus has severely impacted the commercial aerospace industry. Defense aerospace has not, as yet, seen any material deleterious effect. As you know, Air Industries products are primarily defense related. We have seen reductions in orders from our commercial customers but defense remains strong. We are currently accelerating production of military product to offset reductions in commercial orders. Our large OEM customers have been very supportive in helping us to reprioritize production schedules so that we can minimize the impact.

In our prior press release we said that things were too uncertain to issue guidance. They remain so now. We will do so when things become clearer, which we hope is soon.

Finally we are very thankful to our hard working Air “family”, who have shown exceptional dedication and commitment in the face of this pandemic.”

Additional information about the Company can be found in its filings with the SEC.

Investor Conference Call

Management will host a conference call on Monday May 18, 2020 at 4:15pm Eastern

Conference Toll-Free Number 800-368-1029

Passcode – 257 481

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

Michael Recca – CFO

631.968.5000

ir@airindustriesgroup.com

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